As filed with the Securities and Exchange Commission on June 3, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DexCom, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	33-0857544
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
6340 Sequence Drive
San Diego, California 92121
(Address, including zip code, of Registrant’s principal executive offices)

2015 Equity Incentive Plan
2015 Employee Stock Purchase Plan
(Full Title of the Plans)

Kevin Sayer
Chief Executive Officer and President
c/o DexCom, Inc.
6340 Sequence Drive
San Diego, California 92121
(858) 200-0200
(Name, Address and Telephone Number of Agent For Service)

Copies to:
Robert A. Freedman, Esq.
Michael A. Brown, Esq.
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
(650) 988-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reportingcompany” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated Filer	☒	Accelerated Filer	☐
Non-accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value(2)	4,000,000(3)	$71.08(4)	$284,320,000(4)	$33,038
Common Stock, $0.001 par value(2)	1,500,000(5)	$60.42(6)	$90,630,000(6)	$10,532
Total	5,500,000		$374,950,000	$43,570

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2015 Equity Incentive Plan (the “2015 EIP”) and 2015 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)	Each share of common stock includes one stockholder right as described under “Description of Capital Stock” in the Registrant’s registration statement on Form S-1, as amended (File No. 333-122454).

(3)
Represents 4,000,000 shares of common stock to be registered and authorized for issuance under the 2015 EIP. In addition to the 4,000,000 shares authorized for issuance under the 2015 EIP, the following shares shall also be available for issuance: (a) shares subject to awards granted under the Registrant’s 2005 Equity Incentive Plan (the “2005 EIP”) that are outstanding on the effective date of the 2015 EIP, that are cancelled, forfeited, repurchased at their original issue price or that expire by their terms without shares being issued; and (b) shares granted under the 2015 EIP that: (i) are subject to issuance upon exercise of stock options or stock appreciation rights that cease to be subject to stock options or stock appreciation rights for any reason other than exercise of the stock options or stock appreciation rights, (ii) are subject to awards that are forfeited or repurchased at their original issue price, (iii) are subject to awards that terminate without shares being issued or (iv) are surrendered pursuant to an exchange program. The Registrant has previously filed with the Securities and Exchange Commission (the “Commission”) and paid the applicable registration fees with respect to the following Registration Statements on Form S-8 pertaining to the 2005 EIP: (A) Registration Statement (File No. 333-202375) with respect to 2,318,740 shares of common stock issuable under the 2005 EIP filed with the Commission on February 27, 2015; (B) Registration Statement (File No. 333-195660) with respect to 2,175,140 shares of common stock issuable under the 2005 EIP filed with the Commission on May 2, 2014; (C) Registration Statement (File No.333-188305) with respect to 2,083,662 shares of common stock issuable under the 2005 EIP filed with the Commission on May 2, 2013; (D) Registration Statement (File No. 333-180421) with respect to 2,026,478 shares of common stock issuable under the 2005 EIP filed with the Commission on March 28, 2012; (E) Registration Statement (File No. 333-172604) with respect to 1,862,340 shares of common stock issuable under the 2005 EIP filed with the Commission on March 3, 2011; (F) Registration Statement (File No. 333-166552) with respect to 1,841,784 shares of common stock issuable under the 2005 EIP filed with the Commission on May 5, 2010; (G) Registration Statement (File No. 333-158993) with respect to 894,709 shares of common stock issuable under the 2005 EIP filed with the Commission on May 5, 2009; (H) Registration Statement (File No. 333-149734) with respect to 858,719 shares of common stock issuable under the 2005 EIP filed with the Commission on March 14, 2008; (I) Registration Statement (File No. 333-145159) with respect to 844,910 shares of common stock issuable under the 2005 EIP filed with the Commission on August 6, 2007; (J) Registration Statement (File No. 333-138174) with respect to 762,496 shares of common stock issuable under the 2005 EIP filed with the Commission on October 24, 2006; and (K) Registration Statement (File No.333-124059) with respect to 3,000,000 shares of common stock issuable under the 2005 EIP filed with the Commission on April 14, 2005 (collectively, the “Prior Registration Statements”). Pursuant to General Instruction E to Registration Statement on Form S-8, this Registration Statement will also act as a post-effective amendment of the Prior Registration Statements by carrying forward those previously registered shares of common stock onto this Registration Statement. Accordingly, the registration fee is only being paid for the additional 4,000,000 shares of common stock issuable under the 2015 EIP for which a registration fee has not been previously paid.

(4)
Estimated pursuant to Rule 457(c) and (h) of the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low sales price reported on The NASDAQ Global Select Market on May 28, 2015.

(5)	Represents 1,500,000 shares of common stock to be registered and available for grant, but not yet granted as of the date of this registration statement, under the ESPP.

(6)
Estimated pursuant to Rule 457(c) and (h) of the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low sales price reported on The NASDAQ Global Select Market on May 28, 2015. This amount is multiplied by 85% pursuant to the terms of the ESPP, which provides that the purchase price of a share of common stock is equal to 85% of the fair market value of the common stock on the offering date (i.e., the first business day of a 12-month offering period) or the purchase date (i.e., the last business day of a six-month purchase period), whichever is less.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. (1)
Item 2. Registrant Information and Employee Plan Annual Information. (1)
_________________
(1)     The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Commission. Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Commission on February 25, 2015 pursuant to Section 13 of the Exchange Act;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)
the description of the Registrant’s common stock as set forth in the Registration Statement on Form 8-A filed with the Commission on March 25, 2005, File No. 000-51222, including any amendments or reports filed with the Commission for the purpose of updating such description.

All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders,

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases), or

•	for any transaction from which the director derived an improper personal benefit.
As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions,

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law,

•
the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions, and

•	the rights conferred in the bylaws are not exclusive.

The Registrant has entered into indemnification agreements with its officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Registrant, and providing for certain other protections. The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
The following exhibits are filed herewith:

			Incorporated by Reference
Exhibit Number	Exhibit Document	Form	File No.	Date of First Filing	Exhibit Number	Provided Herewith

4.01	Registrant’s Restated Certificate of Incorporation.	S-1/A	333-122454	March 3, 2005	3.03

4.02	Registrant’s Amended and Restated Bylaws.	8-K	000-51222	November 25, 2014	3.01

4.03	Form of Specimen Certificate for Registrant’s common stock.	S-1/A	333-122454	March 24, 2005	4.01

4.04	2015 Equity Incentive Plan.	DEF 14A	000-51222	April 13, 2015	Ex. A

4.05	Form of Restricted Stock Unit Agreement under 2015 Equity Incentive Plan.	8-K	000-51222	June 2, 2015	10.2

4.06	2015 Employee Stock Purchase Plan.	DEF 14A	000-51222	April 13, 2015	Ex. B

4.07	Form of Subscription Agreement under 2015 Employee Stock Purchase Plan.	8-K	000-51222	June 2, 2015	10.4

5.01	Opinion of Fenwick & West LLP.					X

23.01	Consent of Independent Registered Public Accounting Firm.					X

23.02	Consent of Fenwick & West LLP (included in Exhibit 5.01).					X

24.01	Power of Attorney (see signature page).					X

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
 ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the

Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 3rd day of June, 2015.

DEXCOM, INC.

By:	/S/ KEVIN SAYER
Kevin Sayer Chief Executive Officer and President

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Kevin Sayer and Jess Roper, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to this Registration Statement, including post-effective amendments, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

Principal Executive Officer and Director:

/S/ KEVIN SAYER	Chief Executive Officer, President and Director (Principal Executive Officer)	June 3, 2015
Kevin Sayer

Principal Financial Officer and Principal Accounting Officer:

/S/ JESS ROPER	Chief Financial Officer (Principal Financial and Accounting Officer)	June 3, 2015
Jess Roper

Additional Directors:

/S/ TERRANCE GREGG	Executive Chairman of the Board of Directors	June 3, 2015
Terrance Gregg

/S/ JONATHAN LORD, M.D.	Lead Independent Director	June 3, 2015
Jonathan Lord, M.D.

/S/ MARK FOLETTA	Director	June 3, 2015
Mark Foletta

/S/ JAY SKYLER, M.D.	Director	June 3, 2015
Jay Skyler, M.D.

/S/ ERIC TOPOL, M.D.	Director	June 3, 2015
Eric Topol, M.D.

/S/ NICHOLAS AUGUSTINOS	Director	June 3, 2015
Nicholas Augustinos

/s/ STEVE ALTMAN	Director	June 3, 2015
Steve Altman

/s/ BARBARA KAHN	Director	June 3, 2015
Barbara Kahn

Exhibit Index

			Incorporated by Reference
Exhibit Number	Exhibit Document	Form	File No.	Date of First Filing	Exhibit Number	Provided Herewith

4.01	Registrant’s Restated Certificate of Incorporation.	S-1/A	333-122454	March 3, 2005	3.03

4.02	Registrant’s Amended and Restated Bylaws.	8-K	000-51222	November 25, 2014	3.01

4.03	Form of Specimen Certificate for Registrant’s common stock.	S-1/A	333-122454	March 24, 2005	4.01

4.04	2015 Equity Incentive Plan.	DEF 14A	000-51222	April 13, 2015	Ex. A

4.05	Form of Restricted Stock Unit Agreement under 2015 Equity Incentive Plan.	8-K	000-51222	June 2, 2015	10.2

4.06	2015 Employee Stock Purchase Plan.	DEF 14A	000-51222	April 13, 2015	Ex. B

4.07	Form of Subscription Agreement under 2015 Employee Stock Purchase Plan.	8-K	000-51222	June 2, 2015	10.4

5.01	Opinion of Fenwick & West LLP.					X

23.01	Consent of Independent Registered Public Accounting Firm.					X

23.02	Consent of Fenwick & West LLP (included in Exhibit 5.01).					X

24.01	Power of Attorney (see signature page).					X